EXHIBIT 99.2

IZEA Completes Sale of $35 Million Through Its ATM Offering
Company Raises $75M in Total Gross Proceeds Since June 2020
Orlando, Florida (April 15, 2021) – IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, announced today that it has completed sales of approximately $35 million of its common shares pursuant to the Company’s At-The-Market (ATM) Offering established on January 25, 2021 (the “ATM Sales”), through National Securities Corporation (“National”), acting as sales agent.

In the ATM Sales, an aggregate of 7,028,132 common shares have been issued to investors at an average at-the-market price of $4.98 a common share.

A $75 million shelf registration statement on Form S-3 (including a prospectus) relating to IZEA’s securities was filed with the SEC and became effective on June 2, 2020. The total gross proceeds raised under the Form S-3 since June 2020 is approximately $75 million, exhausting the total amount available under the Shelf registration.

National Securities Corporation, member FINRA/SIPC, a leading full service independent brokerage, investment banking and asset management firm, acted as the exclusive selling agent in the deal.

This press release does not constitute an offer to sell or solicitation of an offer to buy any securities in the ATM offering. Nor shall there be any sale of these securities in any state or jurisdiction in which such offering, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive measurable return on investment.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “believe,” “intend,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and bookings, growth or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by federal securities law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com